UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DISCOVER FINANCIAL SERVICES
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement dated May 6, 2020

To the Proxy Statement

For the Annual Meeting of Shareholders

Of Discover Financial Services

To be held on May 14, 2020

This proxy supplement (this “Supplement”), dated May 6, 2020, provides updated information with respect to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Discover Financial Services (the “Company”) to be held on May 14, 2020 at 9:00 a.m., Central Time, via live audio webcast.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the shareholders of the Company on or about May 6, 2020. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on March 23, 2020 (the “Proxy Statement”), continues to apply. To the extent that information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in greater detail in our Current Report on Form 8-K filed with the SEC on May 4, 2020, we are deeply saddened to inform you that our Chairman Lawrence Weinbach died unexpectedly on May 1, 2020. The Board of Directors (the “Board”) expresses its gratitude and appreciation for Mr. Weinbach’s years of leadership and service to the Company and its shareholders, and sends its condolences to his family and friends.

In light of his death, Mr. Weinbach, whose term as a director was scheduled to expire at the Annual Meeting and who is listed as a nominee for our Board in the Proxy Statement, is no longer a nominee. The Board has determined not to fill the vacancy created by Mr. Weinbach’s passing, nor to appoint a successor nominee for election at the Annual Meeting. In addition, the Board voted to reduce the full size of the Board from twelve to eleven members.

The Board also elected Mr. Thomas Maheras, a current independent director, to serve as its Chairman, effective immediately. Mr. Maheras joined the Board in 2008. He has been the managing partner of Tegean Capital Management, LLC since 2008, and a partner and Chief Investment Officer of Iron Park Capital Management, LLC since 2019, two investment advisory firms based in New York. Prior to that, he was chairman and co-chief executive officer of Citi Markets and Banking, the investment banking division of Citigroup, Inc. He has served as chairman of the U.S. Treasury Department Borrowing Advisory Committee and as an executive committee member of the Board of Directors of the Securities Industry and Financial Markets Association. Additional detail announcing Mr. Weinbach’s death and the Board’s election of Mr. Maheras as its Chairman is included in our Current Report on Form 8-K filed with the SEC on May 4, 2020, including a copy of the Company’s press release attached thereto.

The remaining nominees named in the Proxy Statement continue to stand for election or re-election, as applicable, at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid; however, any votes that are submitted for Mr. Weinbach will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Weinbach, which will be disregarded. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Weinbach’s name as a nominee for election as a director.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and the shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By Order of the Board of Directors

D. CHRISTOPHER GREENE
Vice President, Secretary and Deputy General Counsel

Riverwoods, Illinois

May 6, 2020